Exhibit 99.1

Investor Relations

+1 (937) 458-6600

ROBBINS & MYERS ANNOUNCES SECOND QUARTER 2012 RESULTS AND DIVIDEND

Positive Momentum Continues with Strong Performance across Both Segments

HOUSTON, TEXAS, March 27, 2012…Robbins & Myers, Inc. (NYSE: RBN) today reported diluted net earnings per share (DEPS) of $0.84 for its fiscal second quarter ended February 29, 2012. This is compared with $0.28, or $0.58 from continuing operations adjusting for one-time charges relating to the acquisition of T-3 Energy Services, Inc. (T-3), in the prior year second quarter.

Consolidated sales were $256 million in the second quarter of 2012 as compared with $184 million in the second quarter of 2011. Excluding the impact of currency translation and T-3, sales grew 24% over the prior year period. The Company reported second quarter 2012 orders of $294 million, which included orders of $96 million for T-3. Excluding the impact of currency translation and T-3, orders increased 35% over the prior year period. Second quarter ending backlog was $301 million, compared to $221 million at the end of the prior year period and $260 million at the end of the prior quarter. Each of Robbins & Myers’ business segments achieved strong growth.

Second quarter 2012 earnings before interest and taxes (EBIT) were $57 million, significantly higher than the adjusted EBIT of $34 million reported in the second quarter of 2011, which excluded the one-time charges relating to the acquisition of T-3. EBIT margin was 22.3% for the second quarter of 2012, substantially higher than the 18.3% adjusted EBIT margin in the prior year period, as a result of improved profitability in each business segment. The Company reported EBITDA of $65 million in the second quarter of 2012, compared with adjusted EBITDA of $39 million in the second quarter of fiscal 2011. Each business segment showed improved profitability, primarily related to additional volume, T-3 synergy benefits in the Energy Services segment and cost savings in the Process & Flow Control segment.

“We are pleased with the continued order strength and performance in both of our business segments,” said Peter C. Wallace, President and Chief Executive Officer of Robbins & Myers, Inc. “We continue to see strong end market demand in the energy sector, with any weakness attributable to low natural gas prices being offset with demand in the oil sector. While most of the cost synergies related to the T-3 acquisition have been achieved, we are now seeing the benefits in selling opportunities with key account relationships and other functional areas as the Energy Services segment continues to become more cohesive. We should also reap the benefit of the manufacturing capacity expansion coming on board in our third quarter for power section relines. In the Process & Flow Control segment we are seeing stronger demand in the developing areas of the world, as we expected last quarter, and continue to see the cost benefits from the restructuring actions in Europe the last two years.”

Robbins & Myers reported that it generated $17 million of cash from operating activities, after a $10 million discretionary pension contribution, in the second quarter of fiscal

2012. In the same period of the prior year the Company used $10 million in operating activities. The increase is attributable to higher net income in 2012 and payments related to the T-3 acquisition in the prior year. In the second quarter of fiscal 2012 the Company purchased 1.7 million of its outstanding shares for $79 million.

Updated Guidance

Based on recent financial performance, Robbins & Myers increased its fiscal 2012 adjusted DEPS forecast from $3.00-$3.20 to $3.40-$3.60 and expects to earn $0.80-$0.90 in its third quarter of 2012. This guidance assumes a diluted share count of 43.4 million for the second half of fiscal 2012, which gives effect to the share purchase activity to date.

Second Quarter Results by Segment

All comparisons are made against the comparable year-ago quarterly period unless otherwise stated.

The Company’s Energy Services segment reported orders of $196 million, an increase of $85 million over the prior year period. Excluding T-3, orders increased $36 million, or 55% over the prior year period. Sales were $168 million in the second quarter, or $94 million excluding T-3, an increase of 36% over the prior year period. EBIT was $50 million or 30.1% of sales. Ending backlog of $172 million compared with $121 million at the end of the prior year.

The Process & Flow Control segment reported orders of $98 million, an increase of 17% due to improving demand for capital goods in certain regional chemical markets. Sales of $88 million were 11% higher then the prior year. The business reported $10 million of EBIT in the second quarter of 2012, 10.8% of sales as compared with $6 million and 7.0% of sales in the prior year period. Backlog was $129 million as of February 29, 2012.

Conference Call to Be Held Tomorrow, March 28 at 1:00 PM (Central)

A conference call to discuss second quarter 2012 financial results is scheduled for 1:00 PM Central on Wednesday, March 28, 2012. The call can be accessed at www.robn.com or by dialing 800-561-2718 (US/Canada) or +1-617-614-3525, using conference ID #33957130. Replays of the call can be accessed by dialing 888-286-8010 (US/Canada) or +1-617-801-6888, both using replay ID #34098963.

Dividend Declared

Robbins & Myers also announced today that its Board of Directors approved its regular quarterly cash dividend payment of $0.05 per share. The dividend is payable on May 4, 2012 to shareholders of record as of April 9, 2012.

About Robbins & Myers

Robbins & Myers, Inc. is a leading supplier of engineered equipment and systems for critical applications in global energy, industrial, chemical and pharmaceutical markets.

In this release the Company refers to EBIT and EBITDA, which are non-GAAP measures. The Company uses these measures to evaluate its performance and believes these measures are helpful to investors in assessing its performance. A reconciliation of EBIT and EBITDA to net income from continuing operations is included herein. EBIT and EBITDA are not measures of cash available for use by the Company.

Forward-Looking Statements

Statements set forth in this press release that are not historical facts, including statements regarding future financial performance, future market demand, future benefits to shareholders, future economic and industry conditions, are forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are subject to numerous risks and uncertainties, many of which are beyond the Company’s control, which could cause actual benefits, results, effects and timing to differ materially from the results predicted or implied by the statements. These risks and uncertainties include, but are not limited to: changes in the demand for or the price of oil and/or natural gas; a significant decline in capital expenditures within the markets served by the Company; the failure of our Energy Services products used in oil and gas exploration, development and production; the possibility of product liability lawsuits that could harm our businesses; inability to retain key personnel; the ability to realize the benefits of restructuring programs; increases in competition; changes in the availability and cost of raw materials; foreign exchange rate fluctuations as well as economic or political instability in international markets and performance in hyperinflationary environments, such as Venezuela; work stoppages related to union negotiations; customer order cancellations; events or circumstances which result in an impairment of, or valuation against, assets; the potential impact of U.S. and foreign legislation, government regulations, and other governmental action, including those relating to offshore drilling and hydraulic fracturing, and export and import of products and materials, and changes in the interpretation and application of such laws and regulations; the outcome of audit, compliance, administrative or investigatory reviews; proposed changes in U.S. tax law which could impact our future tax expense and cash flow and decline in the market value of our pension plans’ investment portfolios; and other important risk factors discussed more fully in Robbins & Myers’ Annual Report on Form 10-K for the year ended August 31, 2011; its recent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K; and other reports filed from time to time with the SEC. Robbins & Myers does not undertake any obligation to revise or update publicly any forward-looking statements for any reason.

ROBBINS & MYERS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

(in thousands)	February 29, 2012	August 31, 2011
ASSETS
Current Assets:
Cash and cash equivalents	$159,383	$230,606
Accounts receivable	177,298	166,511
Inventories	157,164	151,463
Other current assets	11,839	11,247
Deferred taxes	18,650	18,674

Total Current Assets	524,334	578,501

Goodwill & Other Intangible Assets	785,037	798,719
Deferred Taxes	25,113	26,344
Other Assets	14,840	13,776
Property, Plant & Equipment	168,635	165,626

	$1,517,959	$1,582,966

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$80,301	$84,761
Accrued expenses	88,971	91,253
Current portion of long-term debt	251	421

Total Current Liabilities	169,523	176,435

Long-Term Debt - Less Current Portion	—	24
Deferred Taxes	131,332	131,697
Other Long-Term Liabilities	87,214	108,391
Total Equity	1,129,890	1,166,419

	$1,517,959	$1,582,966

ROBBINS & MYERS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED INCOME STATEMENT

(Unaudited)

	Three Months Ended		Six Months Ended
(in thousands, except per share data)	February 29, 2012	February 28, 2011	February 29, 2012	February 28, 2011
Sales	$255,926	$183,814	$493,249	$324,584
Cost of sales	153,987	118,482	295,769	205,903

Gross profit	101,939	65,332	197,480	118,681
Selling, general and administrative expenses	44,780	35,870	87,740	65,115
Other expense	—	13,312	—	13,312

Income before interest and income taxes (EBIT)	57,159	16,150	109,740	40,254
Interest expense (income), net	11	8	(50)	(17)

Income from continuing operations before income taxes	57,148	16,142	109,790	40,271
Income tax expense	18,659	4,615	35,846	13,719

Net income from continuing operations	38,489	11,527	73,944	26,552
Income from discontinued operations, net of tax	—	1,535	—	1,602

Net income including noncontrolling interest	38,489	13,062	73,944	28,154
Less: Net income attributable to noncontrolling interest	373	125	571	521

Net income attributable to Robbins & Myers, Inc.	$38,116	$12,937	$73,373	$27,633

Net income per share from continuing operations:
Basic	$0.85	$0.29	$1.62	$0.72
Diluted	$0.84	$0.28	$1.61	$0.71

Net income per share:
Basic	$0.85	$0.33	$1.62	$0.76
Diluted	$0.84	$0.32	$1.61	$0.75

Weighted average common shares outstanding:
Basic	44,965	39,695	45,406	36,315
Diluted	45,165	40,095	45,624	36,668

ROBBINS & MYERS, INC. AND SUBSIDIARIES

CONDENSED BUSINESS SEGMENT INFORMATION

(Unaudited)

	Three Months Ended			Six Months Ended
(in thousands)	February 29, 2012	February 28, 2011		February 29, 2012	February 28, 2011
Customer Sales
Energy Services	$167,777	$104,433		$314,765	$166,260
Process & Flow Control	88,149	79,381		178,484	158,324

Total	$255,926	$183,814		$493,249	$324,584

Income Before Interest and Income Taxes (EBIT) (3)
Energy Services	$50,425	$21,728	(1)	$97,723	$44,474	(1)
Process & Flow Control	9,521	5,574		19,591	12,112
Corporate and Eliminations	(2,787)	(11,152	)(2)	(7,574)	(16,332	)(2)

Total	$57,159	$16,150		$109,740	$40,254

Depreciation and Amortization
Energy Services	$5,847	$8,033		$11,636	$9,159
Process & Flow Control	2,071	2,129		4,090	4,163
Corporate and Eliminations	88	74		172	146

Total	$8,006	$10,236		$15,898	$13,468

Customer Orders
Energy Services	$196,203	$111,549		$365,668	$183,865
Process & Flow Control	97,983	83,766		182,556	167,721

Total	$294,186	$195,315		$548,224	$351,586

Backlog
Energy Services	$171,905	$98,093		$171,905	$98,093
Process & Flow Control	129,425	122,878		129,425	122,878

Total	$301,330	$220,971		$301,330	$220,971

(1)	Includes merger related costs of $7.4 million associated with employee termination benefits, backlog amortization and $4.1 million of expense due to inventory write-up values recorded in cost of sales.
(2)	Includes costs of $5.9 million due to merger related professional fees and accelerated equity compensation expense.
(3)	EBIT is a non-GAAP measure. The Company uses this measure to evaluate its performance and believes this measure is helpful to investors in assessing its performance. A reconciliation of this measure to net income is included in our Condensed Consolidated Income Statement. EBIT is not a measure of cash available for use by the Company.

ROBBINS & MYERS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)

	Three Months Ended		Six Months Ended
(in thousands)	February 29, 2012	February 28, 2011	February 29, 2012	February 28, 2011
Operating activities:
Net income including noncontrolling interest	$38,489	$13,062	$73,944	$28,154
Depreciation and amortization	8,006	10,844	15,898	14,735
Working capital	(10,452)	(31,378)	(26,488)	(55,863)
Other changes, net	(18,584)	(2,850)	(16,974)	142

Cash provided (used) by operating activities	17,459	(10,322)	46,380	(12,832)

Investing activities:
Business acquisition, net of cash acquired	—	(90,410)	—	(90,410)
Capital expenditures, net of nominal disposals	(8,567)	(4,097)	(15,380)	(7,197)

Cash used by investing activities	(8,567)	(94,507)	(15,380)	(97,607)

Financing activities:
Payments of debt, net	(644)	(2,322)	(194)	(2,369)
Share repurchase program	(79,373)	—	(94,980)	—
Dividends paid	(2,260)	(2,035)	(4,327)	(3,440)
Proceeds from issuance of common stock and other, net	154	15,263	1,124	15,586

Cash (used) provided by financing activities	(82,123)	10,906	(98,377)	9,777
Exchange rate impact on cash	1,161	495	(3,846)	2,230

Decrease in cash	(72,070)	(93,428)	(71,223)	(98,432)
Cash at beginning of period	231,453	144,209	230,606	149,213

Cash at end of period	$159,383	$50,781	$159,383	$50,781

ROBBINS & MYERS, INC. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME FROM CONTINUING OPERATIONS TO EBIT, ADJUSTED EBIT AND ADJUSTED EBITDA

RECONCILIATION OF DILUTED EARNINGS PER SHARE (DEPS) FROM CONTINUING OPERATIONS TO ADJUSTED DEPS FROM CONTINUING OPERATIONS

(Unaudited)

	Three Months Ended
($ in thousands, except per share data)	February 29, 2012		February 28, 2011
		Per Share		Per Share
CONSOLIDATED:
Net income from cont. operations attributable to R&M / Diluted EPS from cont. operations	$38,116	$0.84	$11,402	$0.28
Net income attributable to noncontrolling interest	373		125
Income tax expense	18,659		4,615
Interest expense, net	11		8

EBIT	57,159		16,150

Merger related costs:
Energy Services Segment:
Employee termination benefits and backlog amortization	—		7,428
Inventory write-up expensed in cost of sales	—		4,103
Corporate:
Professional fees and acc. equity compensation expense	—		5,884

	—	—	17,415	0.30

Adjusted EBIT	57,159		33,565
Adjusted EBIT margin	22.3%		18.3%

Depreciation and amortization from cont. operations, excluding backlog amortization	8,006		5,830

Adjusted EBITDA	$65,165		$39,395

Adjusted Diluted EPS from cont. operations		$0.84		$0.58

EBIT, adjusted EBIT, adjusted EBIT margin %, adjusted EBITDA and adjusted diluted EPS from continuing operations are non-GAAP financial measures. The Company uses these measures to evaluate its businesses, and allocates resources to its businesses based on EBIT. EBIT is not, however, a measure of performance calculated in accordance with accounting principles generally accepted in the United States and should not be considered as an alternative to net income as a measure of our operating results. EBIT, adjusted EBIT, EBITDA and adjusted EBITDA are not a measure of cash available for use by the Company. Adjusted diluted EPS from continuing operations should not be considered as an alternative to reported net income as an indicator of performance.